EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results For Fiscal 2023

ELK GROVE VILLAGE, Ill., July 20, 2023 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”), today reported revenues and earnings for the fiscal quarter and fiscal year ended April 30, 2023.

As previously reported, the Company sold a majority position of its wholly owned subsidiary, Wagz, Inc. (“Wagz”), effective April 1, 2023. As a result, the Company will report results from Wagz for fiscal 2023 and 2022 as discontinued operations.

Revenues from continuing operations increased $36.1 million, or 10 percent, to $414.4 million for fiscal 2023 compared to $378.3 million for fiscal 2022. Net income from continuing operations for fiscal 2023 was $14.2 million, compared to net income of $18.4 million for fiscal 2022. Basic income per share from continuing operations for fiscal 2023 was $2.34, compared to $3.81 income per share for fiscal 2022. Diluted income per share from continuing operations for fiscal 2023 was $2.34, compared to $3.58 income per share for fiscal 2022.

For fiscal 2023 and fiscal 2022, net loss from discontinued operations was $34.8 million and $8.5 million, respectively. Net loss per share from discontinued operations for fiscal 2023 and fiscal 2022 was $5.73 and $1.77, respectively.

For the three months ended April 30, 2023, revenues from continuing operations increased $9.4 million, or 10 percent, to $108.3 million compared to $98.9 million for the same period in the prior year. Net income from continuing operations for the three-month period ended April 30, 2023, was $5.3 million compared to $2.3 million for the same period in the prior year. Basic income per share from continuing operations for the three months ended April 30, 2023 was $0.87, compared to $0.39 income per share for the same period last year. Diluted income per share from continuing operations for the three months ended April 30, 2023 was $0.87, compared to $0.37 income per share for the same period last year.

For the three months ended April 30, 2023 and April 30, 2022, net loss from discontinued operations was $5.0 million and $1.7 million, respectively. Net loss per share from discontinued operations for the three months ended April 30, 2023 and April 30, 2022 was $0.82 and $0.28, respectively.

Commenting on SigmaTron’s results for both the fourth quarter and fiscal year ended April 30, 2023, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board said, “As previously announced, SigmaTron sold a majority position in our wholly owned subsidiary, Wagz, Inc. (“Wagz”) effective April 1, 2023 and completed any financial commitments regarding Wagz, and took additional significant write-offs during the fourth quarter as it concluded the Wagz transaction. It was determined under GAAP that the proper treatment for the sale of the majority position of Wagz would be to treat it as a discontinued operation, which you will see in the financial statements attached to the press release, as well as the 10-K. Accordingly, at the end of fiscal 2023, SigmaTron only operated in one segment, which is electronic manufacturing services (“EMS”).

“I am pleased to report that our EMS business remained strong for the fourth quarter. It recorded revenue of $108.3 million and net income of $5.0 million. As previously announced, our EMS business remained strong for the entire year, with $414.4 million in revenue and net income of $14.2 million. On the attached financials, you can see the EMS results and the losses created by the discontinued operations of Wagz, which together contributed to our results for fiscal 2023.

“As we enter fiscal 2024, our customer requirements range from increased orders and pull-ins to push-outs. We continue to see mixed signals and uncertain signs in general. It is difficult to determine if the economy is slowing or starting to grow again. On balance, the backlog remains strong and we see modestly more favorable conditions despite the uncertainty. The other issue remains the volatile marketplace for electronic components, which is our raw material. We have seen some improvements in terms of deliveries on time and shorter lead times but other components are still out 18 months in terms of lead time and pricing remains volatile for some other parts. It’s hard to know how this is going to sort itself out short term but we remain optimistic long term regarding the upside for some of our longer-term customers, especially those involved in infrastructure related industries.

“While we are disappointed with the outcome of the Wagz business, we are pleased with the continued strength we have maintained in the EMS business and we will continue to focus on growing that business with what we believe remains a unique and desirable footprint for an EMS company our size. As always, I want to thank our customers, supply chain, our banks, JPMorgan Chase and TCW, our Board of Directors and our dedicated employees, who have remained focused on providing the best possible EMS solution to our customers. We look forward to fiscal 2024.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The Company includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. SigmaTron International, Inc. and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan. The Company also provides design services in Elgin, Illinois, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the risks inherent in any merger, acquisition or business combination, including the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collectability of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the costs of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; increasing interest rates; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; public health crises, including COVID-19 and variants (commonly known as “COVID-19”) which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, and caused plant closings or reduced operations thus reducing output at those facilities; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion of Ukraine and related sanctions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2023	2022	2023	2022

Net sales	108,288,074	98,881,890	414,435,845	378,316,495

Cost of products sold	92,878,680	88,260,652	362,982,248	333,925,226

Gross profit	15,409,394	10,621,238	51,453,597	44,391,269

Selling and administrative expenses	7,101,421	6,085,243	26,495,951	25,981,794

Operating income	8,307,973	4,535,995	24,957,646	18,409,475

Gain on extinguishment of long-term debt	-	-	-	6,282,973
Other expense	3,003,292	491,574	7,771,681	1,346,526

Income before income tax	5,304,681	4,044,421	17,185,965	23,345,922

Income tax expense	43,218	1,724,833	2,991,541	4,980,003

Net income from continuing operations	$5,261,463	$2,319,588	$14,194,424	$18,365,919

Discontinued operations:
Loss before tax from discontinued operations	(5,648,092)	(2,116,052)	(36,629,902)	(9,180,064)
Tax benefit from discontinued operations	640,361	438,008	1,860,093	678,313

Net loss from discontinued operations	(5,007,731)	(1,678,044)	(34,769,809)	(8,501,751)

Net income (loss)	$253,732	$641,544	($20,575,385)	$9,864,168

Net income (loss) per common share - basic
Net income per common share - basic from continuing operations	0.87	0.39	2.34	3.81
Net loss per common share - basic from discontinued operations	(0.82)	(0.28)	(5.73)	(1.77)

Net income (loss) per common share - basic	$0.04	$0.11	($3.39)	$2.04

Net income (loss) per common share - diluted
Net income per common share - diluted from continuing operations	0.87	0.37	2.34	3.58
Net loss per common share - diluted from discontinued operations	(0.82)	(0.27)	(5.73)	(1.66)

Net income (loss) per common share - diluted	$0.04	$0.10	($3.39)	$1.92

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,077,490	6,246,580	6,069,680	5,129,234

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2023	2022

Assets:

Current assets	220,466,442	217,944,258
Current assets of discontinued operations	-	999,881
Total current assets	220,466,442	218,944,139

Machinery and equipment-net	35,788,357	35,778,106

Deferred income taxes	2,640,902	856,863
Intangibles	1,311,030	1,650,163
Other assets	8,420,468	12,121,048
Assets of discontinued operations	-	24,280,958

Total assets	$268,627,199	$293,631,277

Liabilities and stockholders' equity:

Current liabilities	152,308,599	131,892,862
Current liabilities for discontinued operations	-	608,333
Total current liabilities	152,308,599	132,501,195

Long-term obligations	48,227,573	72,581,085
Long-term obligations for discontinued operations	-	215,000
Total long-term obligations	48,227,573	72,796,085

Stockholders' equity	68,091,027	88,333,997

Total liabilities and stockholders' equity	$268,627,199	$293,631,277